Exhibit 99.2
Abercrombie & Fitch
February 2006 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended February 25th, 2006.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended February 25th, 2006 were $192.7 million compared with $159.9 million last year, an increase of 21%. Comparable store sales for the four-week period increased 5% compared with the four-week period ended February 26th, 2005.
February’s comparable store sales increase was highlighted by strong comps at both Hollister and the kids business, abercrombie, partially offset by the Abercrombie & Fitch brand.
By business, Abercrombie & Fitch comparable store sales declined 6% with men’s declining by mid-single digits and women’s comps declining by high-single digits.

Abercrombie & Fitch
February 2006 Sales Release
Call Script
Men’s comps were strongest in knit tops, graphic t-shirts and personal care; fleece was weak. In the women’s business, knits, shorts and pants performed best; jeans and sweaters were weak.
Last Spring marked the beginning of our aggressive plan to benefit from the major trend in jeans. After a tremendously successful year in each of our jeans businesses, we entered this Spring with jeans planned-down versus last year, particularly in the feminine businesses at Abercrombie & Fitch and Hollister where the plan was reduced significantly. While we are not planning to anniversary last year’s huge jeans business in either women’s or betties, we believe that our investment in other trending classifications, including an increased build in non-denim bottoms, can offset last year’s success in jeans. Going forward, jeans will continue to be a major classification, generating both strong sales productivity and contribution to gross margin.
In the kids business, abercrombie, comparable store sales increased 31% versus last year. Boys comps increased by mid-teens, with girls increasing by low-thirties.

Abercrombie & Fitch
February 2006 Sales Release
Call Script
In boys, knit tops, graphic t-shirts and jeans performed well and in girls, knit tops, graphic t-shirts, jeans and fleece performed best.
Hollister comparable store sales increased 15%, with dudes’ comps increasing by mid-single digits; graphic t-shirts and knit tops were strongest. In betties, comps increased by mid-teens with knit tops, graphic t-shirts, fleece, skirts and pants performing best, partially offset by weakness in jeans.
We will announce March sales on Thursday, April 6th, 2006.
Thank you.

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